                                                                    EXHIBIT 12.1


                           STILLWATER MINING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)



                                                Nine Months                        Year Ended December 31,
                                                   Ended           --------------------------------------------------------
                                             September 30, 2001      2000        1999        1998        1997        1996
                                             ------------------    --------    --------    --------    --------    --------
Income before Income taxes
        Extraordinary Loss and Cumulative
        Effect of accounting change                      84,204      95,049      51,346      21,766      (8,743)     (4,515)
Capitalized Interest                                    (13,433)    (15,669)     (4,620)     (2,126)     (1,535)     (2,218)
Amortization of Capitalized Interest                         51          59          59          86          82          --
                                             ------------------    --------    --------    --------    --------    --------
                                                         70,822      79,439      46,784      19,726     (10,196)     (6,733)
                                             ------------------    --------    --------    --------    --------    --------

Fixed Charges
        Interest, net of amortization of
          debt expense                                   13,552      12,846       4,567       5,026       5,189       3,744
        Amortization of Debt Expense                        421       3,355         452         280         280         188
                                             ------------------    --------    --------    --------    --------    --------
                Total Fixed Charges                      13,973      16,201       5,019       5,306       5,469       3,932
                                             ------------------    --------    --------    --------    --------    --------

Earnings before fixed charges                            84,795      95,640      51,803      25,032      (4,727)     (2,801)
                                             ==================    ========    ========    ========    ========    ========
Ratio of Earnings to fixed charges                          6.1         5.9        10.3         4.7         (a)         (b)
                                             ==================    ========    ========    ========    ========    ========

(a) Earnings for the year ended December 31, 1997 were inadequate to cover fixed charges by $10,196.

(b) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges by $6,733.